Final Transcript

Exhibit 99.1

TRILOGY CAPITAL: Guardian Technologies Investor Conference Call

October 5, 2007/12:00 p.m. EDT

Please note that a full transcript of the conference call may be accessed via the Internet at http://www.trilogy-capital.com/tcp/guardian.  Such transcript will be available at such Internet address for a period of 30 days.

SPEAKERS

Michael Briola

Bill Donovan

PRESENTATION

Moderator

Ladies and gentlemen, thank you for standing by.  Welcome to the Guardian Technologies Investor conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session.  Instructions will be given at that time.  I would now like to turn the conference over to our host, Michael Briola.  Please go ahead.

M. Briola

Good morning, ladies and gentlemen.  I’m Michael Briola, Executive Vice President of Trilogy Capital Partners, and I’m pleased to welcome you to today’s Guardian Technologies international conference call.  Before we get started, I’d like to read a cautionary statement.

This conference call may contain forward-looking statements today by the senior management of Guardian Technologies that involve risks and uncertainties that could affect Guardian Technologies’ to achieve anticipated financial results.  Additionally, certain statements contained in this call that are not based on historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Guardian Technologies intends that forward-looking statements in the call be subject to the Safe Harbor created thereby.  Guardian Technologies’ actual results could differ materially from the results projected in or implied by such forward-looking statements as a result of risks factors, including risk factors set forth in Guardian Technologies’ filings with the SEC.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

With that, I’d like to introduce Bill Donovan, President and Chief Operating Office of Guardian Technologies.  Bill?

B. Donovan

Thank you, Michael.  To everyone participating in today’s call, thank you for your time.  Guardian continues to follow through on many exciting developments, including the extension of the Cooperative Research and Development Agreement with the Federal Transportation Security Laboratory to finalize testing of the company’s PinPoint Threat Detection technology.  Before we explore the implications of the created extension and for those of you new to Guardian, here is some important background information.

The means to detect the greatest threats to our health and security lie in technology’s ability to interpret what the human eye is incapable of seeing.  Whether the tiny beginnings of a deadly cancer or a minuscule amount of hidden explosive, the detection capabilities of digital imaging technologies to date have been limited.

Guardian has developed proprietary next-generation imaging technologies that can be interfaced to virtually any imaging device, whether it’s a diagnostic MRI system or an airport x-ray scanner.  We extract and analyze critical information from the image for a more accurate decision.

For example, our Signature Mapping imaging technology represents the next-generation in disease visualization and detection.  Our PinPoint product allows for the rapid detection of explosives, guns, drugs and a myriad of other contraband.

The homeland security and the healthcare markets individually represent vast revenue potential as discussed in an independent research report as issued by Murphy Analytics.  Global homeland security spending is expected to balloon from $70 billion in 2007 to $180 billion within five years.  In the United States, TSA’s top priority is bomb and improvised explosive detection.

We’ve all read or heard media reports regarding the government’s test results that indicate the high failure rate of explosives in weapons detection at airport security checkpoint.  A PinPoint product will vastly improve detection, while delivering a very low rate of false alarms.  Deployment of PinPoint domestically and internationally across

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

transportation and facility requirements represents a major revenue generation opportunity for Guardian Technologies.

On the healthcare front, our Signature Mapping is a breakthrough for radiology.  Visualizing subtle and divergent disease states, our Signature Mapping technology enhances, visualizes and fingerprints unique signatures unseen by the human eye and existing technologies that provide radiologists with visual intelligence and knowledge to make better clinical decisions.  Signature Mapping pushes well beyond current state of the art, utilizing a new and unique approach, combining novel processes, scripts and algorithms that visualize and extract subtle material signatures within tissue to clarify and identify normal from diseased areas.

Signature Mapping is effective at clarifying, visualizing and differentiating the most subtle tissue densities to actively differentiate and identify the tissue.  The resulting Signature Mapped image enables the implementation of a rich set of imaging tools that provide new and revolutionary clinical approaches for diagnostic radiology.

For example, current x-ray mammography imaging systems do not always provide optimal image results for breast cancer detection, particularly in dense or highly fibrotic breast tissue.  2006 statistics in the United States provides a clear picture of the challenge faced by radiologists and the level of ineffectiveness of the current detection technologies.  There were approximately 35 million mammograms performed in 2006, which resulted in the need for approximately one and a half million biopsies, of which the confirmed number of breast cancer cases was approximately 167,000.  The impact to the patient is both physical and emotional pain.  The impact to the U.S. healthcare system is somewhere between $1.5 billion and $4.5 billion of potentially unnecessary spending.

Many of these biopsies were necessary because the treating physician and the radiographer were unable to visualize the subtitles in the tissue.  In contrast, based on Guardian’s test of the renowned University of South Florida Mammography Database, out of 120 case studies of normal, benign and cancer cases, the company identified the existence of cancer in 39 out of 40 cases and produced only one false positive across the 120 cases.

In neuroradiology, Guardian, in conjunction with the University of Southern California Image Processing Lab, have developed and preliminary tested a suite of diagnostic tools for the detection and

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

quantification of MS lesions and normal hydrocephalous conditions, as well as traumatic brain injury.  The full suite of brain products will be exhibited to the radiology community in November and late-November at the Radiology Society of North America conference in Chicago.

In addition, Guardian and the University of Southern California Image Processing Lab will be submitting a grant proposal to the U.S. government for the further development, clinical trials and commercialization of the traumatic brain injury technology for use by the U.S. military.

World-renowned research institutions have provided Guardian with a sampling of chest x-ray studies associated with tuberculosis and silicosis, major Third World diseases causing billions of deaths per year.  Preliminary results are both promising and consistent with previous Signature Mapping results.

Signature Mapping software has been developed to be integrated into a digital imaging system or as a post-acquisition image analysis workstation.  In all, the software provides a transparent addition to the radiology workflow.  The benefits to this approach are many, including improved radiology workflow efficiency, reduced IT infrastructure costs, better visualization, better detection and better reporting and most importantly, a vast improvement in patient care.

The potential for Guardian to develop significant market share within the vast multi-billion healthcare market appears extremely sound.  Today, more than $27 million of radiology equipment and software is sold worldwide each year.  Additionally, over one billion radiographic studies are conducted annually.  All available market forecasts indicate sustained procedural and equipment growth for healthcare imaging market segments.

Guardian does not produce the imaging machines.  We produce robust software technology that markedly enhances the visualization of the image provided from the host machine and we provide detection of the target item.  The radiologist will be able to see anomalies in tissue, which were previously not detectable with the current imaging technology.  Airport screeners will be able to detect hidden threats that have been undetectable to date.  You should also note that our 13 filed patents protect all of our proprietary technologies.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

In the area of homeland security, long and tedious lines at airport security checkpoints result from the inability of current technology to automatically, quickly and definitively identify suspect materials from harmless products, such as food items, plastic goods, lotions or gels.  PinPoint delineates between these substances and delivers full image analysis of a threat in real-time.

Just as computer analysis and algorithms are used to determine the unobservable characteristics of cellular bodies light years away, PinPoint uses similar methods to distinguish minute variations in x-ray images that are impossible for the human eye to differentiate.  Due to the fact that mathematical analysis can distinguish minute variations in an image far more reliable than the human eye, PinPoint consistently detects threat items irrespective of how cleverly hidden or disguised.

Now, I’d like to discuss some of our recent milestone events.

As previously mentioned, we recently announced the extension of our CRDA agreement with the TSA, a branch of the U.S. Department of Homeland Security located within the FAA Center in Atlantic City.  This is particularly important because CRDA programs under the TSA mission are conducted to accelerate and expand promising technologies to the point of operational test and evaluation; such is the case for our PinPoint product.  Technologies that have significantly gone through this process are typically passed on to the TSA Office of Security Technology for Operational Evaluation in the nation’s airports.

I believe that it’s difficult to overestimate the importance of this milestone extension to our contract with the TSA.  We are looking forward to our continued work with this elite agency within the Department of Homeland Security to provide them with the technology and materials they need to implement next-generation solutions to help safeguard our nation’s citizens.  We believe we are now one step closer to making PinPoint available to airports across the country and around the world.

Under the terms of the extended agreement, TSL will perform an independent assessment of PinPoint, which has been developed to improve the detection of explosives, guns, knives and ammunition concealed in parcels, boxes, baggage or cargo scanners.  The PinPoint software is designed to facilitate integration with commercial x-ray equipment and enables security teams to screen more people and baggage with greater accuracy.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

In the Russian market, the wait continues for the final release of the software certification.  We continue to remain confident that the certification is a daily matter, not a monthly matter.  During this administrative process leading to certification, we have been actively pursuing and marketing opportunities throughout Russia and the CIS countries.  We believe, based on our marketing efforts, that there are significant numbers of opportunities valued in the tens of millions of dollars.

Another very important event that has been scheduled to begin on Monday is an image collection initiative that will involve highly volatile explosives in Madrid sponsored by TDAX.  TDAX is the elite Spanish government agency, a part of the Civil Guard, charged with safeguarding people and property against terrorist activity.  The data collection initiative is intended to expand PinPoint’s ability to detect a range of explosive compounds that have been identified by security agencies in Spain and the rest of the European Union as among the greatest threats.

We believe the fact that the Spanish authorities would make these explosives available, some of which are so volatile the slightest move or even exposure to light could set them off is a major validation for Guardian.  We hope to work closely with the Spanish government, so that we may provide a powerful weapon against the terrorist threats faced by that nation every day.

On the healthcare front, Guardian recently announced that we signed an agreement to acquire exclusive rights to software technology expected to significantly speed our scheduled release of innovative medical imaging Signature Mapping products.  We believe that this acquisition will accelerate our planned FDA clinical trials, potentially advancing by as much as one year the FDA approval for a broad range of healthcare applications.

Other important milestones relate to our recent announcements of the appointments of industry veterans Ron Polillo and Henry A. Grandizio to Guardian’s board of directors.  Ron is a veteran of the FAA and was instrumental in establishing the Transportation Security Laboratories.  His list of accomplishments within the aviation security arena is both long and well documented.

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Host: Michael Briola

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Henry is a financial expert that we believe will help accelerate our strategic transition from the bulletin board to a listing on the NASDAQ Exchange.  We believe that this transition will enable us to garner a larger institutional investor base and ultimately drive value for all of our shareholders.

With that, it’s been another great quarter.  We at the company continue to look forward to building the moment as we grow our businesses and create the value that’s inherent in both our Signature Mapping and our PinPoint product.  I appreciate your time and I invite you to ask your questions at this time.

Moderator

We do have a question from Pat Murphy from Murphy.  Please go ahead.

P. Murphy

This is Pat Murphy.  I just wanted to ask about in terms of your expectations regarding sales, what do you see coming with new equipment versus existing equipment that’s already in-service, both for healthcare applications and the airport applications as well?

B. Donovan

Patrick, that’s a huge question and it requires a real good crystal ball.  I can’t say that I absolutely have that, so I think I’m going to have to talk in generalities.

Number one, if you’re looking at airport security, and I think you have to expand beyond airport security and include governmental facility security.  In the United States, you’re looking at somewhere between 30,000 and 50,000 x-ray scanners.  Those scanners cover a range between dual energy x-ray scanners and CT scanners.

PinPoint is applicable today to every one of the dual energy x-ray scanners that are at both government facilities and airports in the U.S.  The same holds true for the rest of the world where the equivalent number of scanners is about three to four times greater than in the U.S. market.

In addition, in July of this year, the Homeland Security Department and TSA announced a new initiative.  The initiative is being generated by the problem that PinPoint solves, which is there is no automated detection at the security checkpoint today.  In order to give the screeners who are charged with that responsibility a greater opportunity to be able to detect a threat or to separate a threat from a non-threat, the government is initiating a program to build new hardware scanners that are called AT Multi-View Scanners.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

“AT” stands for Advanced Technology.  The “multi-view” is indicative of the fact that inside of every one of the x-ray scanners, rather than just one transmitter and one sensor array, there will be multiple transmitters, multiple sensor arrays.  This will give the screener the ability to see anywhere between two to five images of what’s in that bag, looking at it from different directions.  Again, we come back to the same issue, though.  You’re asking a human being with the limitations of human eyesight to look into an image of cluttered items and figure out what among those items is potentially an explosive.

Guardian’s PinPoint is capable of working within the single view x-ray environment.  Given multiple views, it would seem likely and it would see theoretically possible that whatever our detection rates are would be higher if we were given multiple views.  As well as our false alarm rate should be lower than our current false alarm rate, simply by the fact that some of the items that cause us to issue a false alarm, we would be given the additional view or views to potentially eliminate that false alarm.  So our technology is expandable across the existing platform, as well as across the future platform.

Moderator

Our next question comes from the line of Dr. John Faessel from On the Market.  Please go ahead.

Dr. J. Faessel

Yes.  I have a question regarding also security applications.  If you would give us a little more idea of when you, say, seamlessly integrate this software into existing security applications, can you tell us a little bit of how that’s done?  Is that essentially just a software application in that particular computer, so to speak?  You’re not providing any hardware at all.  It’s using their particular hardware and you supply just the software.  Is that the seamless integration?  Could you also touch on the reduction in viewing time?

B. Donovan

To your first question, when we’re talking about seamless integration, what we’re referring to is that we do not impact the processing of the image.  So on an x-ray scanner; after the x-ray transmitters emit their signal, it’s recorded on the sensor array.  The sensor array then converts it into a gray scale image of both a high and a low energy pulse.  Those gray scale images are then put together in a pseudo-averaging calculation and the TSA’s color system is applied against the values created in that averaging.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

So we don’t impact that process at all.  So there’s no impact of adding PinPoint on to the time that it takes for the image to be created and to be displayed for the screener.

Seamless integration can come in a couple of ways.  The optimal way is for the company to work hand-in-hand with an equipment manufacturer at the operating system level, using the hardware manufacturer’s CPU and embedding the PinPoint code into that operating system.  To date, that has not occurred.

There are two other ways to implement.  One is simply to put PinPoint onto a Guardian CPU and install that CPU into the x-ray scanner and simply hook up a communications link between our CPU and the operating system’s CPU.  The other way that we can do this is by using a third-party piece of hardware that would intercept the image off of the scanner, port that image into our CPU and then we would port back around through the piece of hardware.  That is the least effective, the most time consuming and the most cumbersome methodology for accomplishing the task.

Current state today, we’re looking at putting a CPU with PinPoint on it inside every one of the x-ray scanners.  Now that only has to do with the existing dual energy x-ray scanners, single view that are in the marketplace today.  The new systems that TSA are now mandating as their strategic initiative, the AT machines, one of the requirements of the manufacturers is to remove the proprietary nature of their operating system and create an open architecture environment that will allow PinPoint and other algorithmic solutions to be loaded into the scanner seamlessly.

Now, there is one other challenge with doing that very thing and that is from what we’ve seen, most of the CPUs that are being used to run the operation of the x-ray scanners doesn’t even have the same computing power that most of us have sitting on our desk.  The problem with that is that because PinPoint is such an algorithmic engine and so heavy in its mathematical analysis, there’s no enough computing power in the existing CPU for us to be able to run our software.  So that issue also has to be addressed by TSA as to increasing the computing power within the box.

In terms of, and I’m trying to remember the second part of John’s question.  Michael, if you can help me on that, I’d appreciate it.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

Moderator

One moment while we open up Michael’s line.  Mr. Briola, please go ahead.

M. Briola

Great.  Why don’t we have Dr. Faessel come back on again, please?

Moderator

One moment.  All right, Dr. Faessel, please go ahead.

Dr. J. Faessel

Okay.  With reference to how this impacts the viewing time that the screener who is really looking at all this, I would imagine that this apparently, from what I’ve been able to glean so far, dramatically or could dramatically reduce the amount of viewing time that the screener itself has to use looking at any particular screen.

B. Donovan

Okay.  Thank you.  I appreciate that.  The amount of time to analyze and to report on what’s in the image for the most part is sub-second timing.  As the image becomes more cluttered with a greater number of organic materials and metallic materials, the processing time could run as much as five seconds.

We’ve looked at it internally and five seconds, while that seems like a long period of time, by the time the image pops up on the screen, it takes most of us five seconds to adjust our eyes to the new image and to gain focus.  We’re able to analyze in that same amount of time it takes to gain that focus.

In addition to that, the operations manual for the TSA mandates the amount of time that that image must remain on the screen.  We’ll have our analysis done before the image is even allowed to be cleared off of the screen.  So we’re not an impediment in any way to the process of scanning.  We are not an impediment to a slowdown to the passenger throughput.

In fact, using PinPoint technology, and as the government would gain more and more confidence in the abilities and capabilities of PinPoint, they’ll most likely change their operations and allow the images to clear as quickly as they can be processed.  Then, in fact, we will become a major boost to the throughput capability of the operating system.

Moderator

Our next question comes from the line of Brent Williams with National Securities.  Please go ahead.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

B. Williams

Hello, guys.  You had previously announced that you were submitting for a couple of grants.  One of them happened to be for a $12 million grant to the Department of Defense.  Can you expand upon that a little bit?  When does that DoD normally announce grants?  I know their year-end was the end of September, so could you expand upon that?

B. Donovan

Sure, Brent.  The grant that was submitted was a grant to the DoD under their Breast Cancer Research program.  It was a $12 million grant.  The grant was submitted in coordination with Howard University and the University of Southern California’s Image Processing Labs.  It’s a two-phased grant.  The first phase of the grant is to develop Signature Mapping against a longitudinal study of African American women where we have eight years’ worth of mammographic images.

The intent of the first phase is to clinically test Signature Mapping’s ability to detect the existence of cancer in each of these women earlier than the treating physicians, mammographers and radiographers were able to determine it.

The second phase of the grant proposal would be to develop a predictive model, to look back into the entire record of all of the mammograms, to look at the patient history, to look at the patient’s family history, compare it against a database of hundreds of thousands of other patients who developed cancer and to be able to come up with a predictive model that says, “Any time that we see this particular thing in an image given this set of relevant facts about the patient and the patient’s family history, we believe with some level of confidence that this patient is going to end up with breast cancer within some time interval.”

This would give physicians the ability to either change their treatment protocols to move into a preventive treatment mode.  Or it would allow them to schedule the patient for mammograms on a more frequent basis to be able to monitor the progression of the anomaly in the breast.

The DoD receives their grant funding some time usually in the middle of the summer, July or August, before Congress goes on break.  That funding is then available for them to start dolling out against their grant submissions beginning October 1st.  What happens beginning October 1st is that a peer review group of medical practitioners within the military review all of the appropriate submissions that have been made.  They then begin to determine which ones they intend to fund.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

Normally beginning November 1st, they’ll start making those awards.  When they make the award, you enter into our negotiations on your final contract with the DoD.  Funding usually occurs some time in the time frame of February or March of that following year.  So essentially where we are right now is, we are in the middle or at the beginning stages of the peer review process.  We fully anticipate that we’re going to make it out of the peer review process that we are going to be award one of the grants.  We’ll begin the negotiation process with them immediately and hope that we can get through that negotiation process fairly quickly, and then we’ll be looking for our first drawdown of research funding some time after the first of the year.

You asked me about all the grants.  We are in the process right now of submitting under a brand new release that came out, a broad agency announcement that is looking to fund research into brain trauma injuries for military use, both screening soldiers before they go into the military theater, being able to screen then while they’re in the military theater if they’re injured and also being able to do post treatment image analysis.

So we are going to be working, again, with the University of Southern California’s Imagine Processing Labs.  We will be submitting under that grant proposal program as well.

Moderator

Our next question comes from the line of David Hardwicke, a private investor.  Please go ahead.

D. Hardwicke

Good morning.  Bill, a question, just clarification.  You said, and you’ve said many times, that the PinPoint product is available today.  In the same paragraph, you also said that there wasn’t, in the U.S. market at least, a host ready to accept that software.  Back to the Russian opportunity and back to the Spain opportunity, if you get the Russian certification, are there hosts out there in the airports that can host the software, which would then result, I presume, in revenue?  The same with Spain.  If you pass the test in Spain and you can identify those explosives, are there hosts in Spain that can accept the PinPoint software?  Thank you.

B. Donovan

I assume when you say “host,” you are referring to the governmental agencies as opposed to the physical equipment.  The physical equipment for the most part is not a constraint.  Most of the market at the U.S. government and the U.S. government security checkpoints are Smiths Detection and OSI Rapid Scan.  Both systems we are capable of integrating to today.

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

Smiths is also a major player in the Russian market, as well as they are a major player in the Spanish market.  There are host machines that we can interface with today.  If the question centers around the host being the governmental agency, the answer to the question is whatever their bureaucratic process is to approve the technology for deployment in their country is the process that we have to walk through.  While it would be great if there was reciprocity between countries or if there was a commonality of the process, so that it was more cookie cutter would make our lives a whole lot easier.  Unfortunately, that’s not the case.

The certification process in Russia is different than the one in the United States, which is different than the one in Spain.  We simply have to follow the pathway and we have to jump any of the hurdles that are put in front of us in each country.  The reason the process is so slow and painful at times is that we’re constantly in learning mode as we go through that search process.

Moderator

Our next question comes from the line of Todd Caudle from Berthel Fisher.  Please go ahead.

T. Caudle

Hello.  I had a question on the CRDA and does funding come with that?  In addition to that, with your fundraising activities over the summer, what is your cash position and current availability to go as a going concern for the next period of time and how long is that period of time?

B. Donovan

There is no funding associated with the CRDA agreement.  It is a cooperative agreement.  So basically, each party covers their own costs.  The laboratories cover their cost to performing their duties. Guardian covers the cost of performing ours.

In terms of our cash position, again, you have to make certain assumptions here.  The assumptions has to be if we don’t generate any revenue for a period of time, if we don’t receive any grant funding for a period of time, how long will the cash that we have on hand be able to maintain operations of the company?  In that environment, absent any cash inflows, we have enough cash to operate through December.

We are going to have to generate some outside cash, whether it’s from grant funding or whether it’s from revenue or whether it’s another round of financing.  Obviously, we would like to do this from the revenue and the grant side.  We are aggressively pursuing that.

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Host: Michael Briola

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Moderator

Our next question comes from the line of Gary Vassalotti from Vincor.  Please go ahead.

G. Vassalotti

Hello.  My question pretty much was answered earlier.  I had a question about the machines in the security environment in the airports.  Basically, it was turnover, how often they renew these machines and would that affect your ability to get in there and make a sale at the time of the machine turnover?

B. Donovan

I really don’t know what the useful obsolescence is on one of those x-ray scanners.  I have to believe that it’s at least seven to ten years.  The dual energy x-ray machines don’t have any moving parts.  So really, it’s a matter of the transmitter itself or the sensors and they’re easily replaced if they were to be damaged or malfunction.  So useful obsolescence, I think, is not the issue here.

In terms of our ability, again, our ability is that we can work with the existing scanners that are sitting in the airport today.  We can work with the multi-view AT machines that the government is now looking to bring in to replace those dual energy x-ray machines.  The technology has the capability of working with CT scanners.

Now, before anybody asks me any questions about that, we have not done in-depth development on a CT scanner.  That doesn’t mean that we can’t work with it.  It just means that we would have to go through a development effort to get the product commercially usable within that environment.

We also can work in the cargo area.  Probably the bigger market for us and the more immediate one after you get through the baggage scanning are people portals.  I really believe that you’re going to see people portals come to the forefront of the security checkpoint because of the fact that all you walk through today is a metal detector and you could walk through with explosives and go undetected.  They need a better technology for the detection of explosives.

They’re looking at two different technologies.  One is a bag scanner x-ray.  The other one is a millimeter wave x-ray.  We can work in either one of those environments and provide the same automated detection that we provide for baggage scanning.

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Host: Michael Briola

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Moderator

Our last question will come from the line of Richard Tillman with LP.  Please go ahead.

R. Tillman

Yes.  My question was that yesterday, I heard something about that Congress or somebody was debating our ports right now.  Is there, in this technology that you have, like a type of process that you would be able to scan a container as it comes off of a ship and it would roll through like a scanning device?  Would you be actually able to scan it in its entirety, the container and look at it that way, or would you have to open it up and go into a smaller situation?

B. Donovan

Well, I mean our limitation isn’t the size of the container.  That isn’t an issue to us.  If you can produce a digital image of the entire container, we can analyze the contents of the entire container.  The issue on the cargo scanning side, and the reason why it has been so slow to move forward in this country as part of the homeland security process is that nobody in the market right now has a scanner that producers a high enough quality image that anybody can do any analytics on.

It requires so much energy to penetrate through that container that any organics, which is where explosives live or any of the organic compounds, the energy is so significant, it burns out the organics.  You can’t even find them.  The image quality, from what I’ve seen, the best way to describe the image quality is, for those of you on the call old enough to remember the old black and white TV sets with the rabbit ears, that’s kind of the image quality that you get.  It’s grainy, snowy, not a whole lot of resolution within the image, as compared dual energy x-ray scanner today might be the equivalent of an early generation color television picture.

So the issue with the cargo scanning is until they perfect the ability to capture the image, there’s not a whole lot there anybody can do with it.  That’s the real challenge.  If we were given a high enough quality image that had some level of pixel detail, we could analyze it.

Moderator

Mr. Donovan, I’ll turn the conference back over to you to close it.

B. Donovan

Ladies and gentlemen, we appreciate your participation today.  I think it’s evident that everybody here at Guardian is very, very enthusiastic about our company and about its future.  It’s an exciting time to be here at Guardian Technologies because of what we’ve created and we’ve created a very powerful intellectual property portfolio.  We’ve done it in a

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Host: Michael Briola

October 5, 2007/12:00 p.m. EDT

relatively short period of time, given the broad array of commercial applications.

While Guardian has had a remarkable history, certainly our future looks even brighter.  So again, I thank you for your time today and I will turn it back over to Michael.

Moderator

Ladies and gentlemen, this conference will be available for replay after 3:30 p.m. today until November 5th at midnight.  You may access the AT&T Executive Playback Service at any time by dialing, 1-800-475-6701 and entering the access code 889763.  International participants may dial (320) 365-3844.

That does conclude our conference for today.  Thank you for your participation and for using AT&T Executive Teleconference Service.  You may now disconnect.